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                                                                     EXHIBIT 11


                           CLAREMONT TECHNOLOGY GROUP, INC.
                                   AND SUBSIDIARIES
                         CALCULATIONS OF NET INCOME PER SHARE
                       (In thousands, except per share amounts)
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
                                Three Months Ended September 30,
                                -----------------------------------------------
                                1997                     1996
                                ----------------------   ----------------------
                                Primary  Fully Diluted   Primary  Fully Diluted
                                ----------------------   ----------------------
Weighted Average Shares
Outstanding for the Period         8,401       8,401        6,623        6,623

Dilutive Warrants Using
the Treasury Stock Method              -           -          220          285

Dilutive Common Stock
Options Using the Treasury
Stock Method                       1,587       1,650        2,437        2,516
                                ----------------------   ----------------------
Total Shares Used for Per
Share Calculations                 9,988      10,051        9,280        9,424
                                ----------------------   ----------------------
                                ----------------------   ----------------------
Net Income                       $   635      $  635     $  1,067     $  1,067
                                ----------------------   ----------------------
                                ----------------------   ----------------------
Net Income Per Share             $  0.06     $  0.06      $  0.12      $  0.11
                                ----------------------   ----------------------
                                ----------------------   ----------------------
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